CORPORATE HIGH YIELD FUND V, INC.

FILE #811-10521

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/8/2004	Stone Energy 6.75% 12/15/04	$200,000,000	$1,500,000	Bank of America Merrill Lynch & Co. Goldman Sachs RBS Greenwich Capital Howard Well Inc Johnson Rice & Co.
12/14/2004	Reliant Resources Inc 6.75 12/15/14	$750,000,000	$2,700,000	Goldman Sachs Banc of America Barclays capital Inc Deutsche Bank Merrill Lynch ABN AMRO Inc Scotia Capital (USA) Inc J.P. Morgan UBS Securities LLC
12/15/2004	Goodman Global Holding Co. 5.76% 6/15/12	$250,000,000	$750,000	UBS Warburg JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch & Co.
12/15/2004	Goodman Global Holding Co. 7.88% 12/15/12	$400,000,000	$2,800,000	UBS Warburg JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch & Co.
1/24/2005	Intelsat Bermuda 7.79% 1/15/12	$1,000,000,000	$4,000,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
1/24/2005	Intelsat Bermuda 8.63% 1/15/15	$675,000,000	$4,450,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
2/3/2005	EGL Acquisition Corp 7.63% 2/1/15	$660,000,000	$2,300,000	Merrill Lynch & Co. JP Morgan Wachovia CIBC World Markets PNC Capital Markets
2/4/2005	Radio One 6.38% 2/15/13	$200,000,000	$2,650,000	Credit Suisse First Boston Allen & Co. Bank of America Blaylock & Partners JP Morgan Merrill Lynch & Co. Wachovia
2/24/2005	Penn National Gaming 6.75% 3/1/15	$250,000,000	$1,425,000	Deutsche Bank Bear Stearns Calyon Securities USA Goldman Sachs Lehman Borthers Merrill Lynch & Co. SG Corporate & Investment Wells Fargo